EXHIBIT 10(j)

                           EMPLOYMENT AGREEMENT


            THIS EMPLOYMENT AGREEMENT is made this 23rd day of July, 1999, between PEERLESS MFG. CO. ("Employer"), and GILBERT DARWYN CORNWELL ("Employee").


                                Employment

     1.1 Employment and Term. Employer agrees to employ Employee as a senior executive pursuant to this Agreement from the date hereof until such employment is terminated as provided herein. This Agreement shall survive any termination of Employee's employment.

     1.2 Duties. Employee agrees to devote his time, attention and energies to perform the duties of the offices he holds as may be prescribed from time to time by The Board of Directors and/or the Chief Executive Officer of Employer.

     1.3 Supervision.   Employee shall perform  the duties of  employment
  under the  direction  and  supervision of  Employer's  Chief  Executive
  Officer.


                              Non-Competition

     2.1 During Term.   During the  period of his  employment under  this
  Agreement, Employee shall be employed only by Employer and shall not engage in any activity in competition with Employer.

     2.2 After Termination; Non-Competition. Employee agrees that for a period of three (3) years following termination of employment, without regard to the reason for termination, Employee shall not, directly or indirectly, compete with Employer or perform any services for a competitor of Employer, including as an employee, consultant, advisor, owner, partner, participant in a joint venture or corporation, or otherwise. Employee specifically acknowledges that Employer's products are sold in a world market, and that Employee has been engaged with regard to Employer's products and Employer's customers throughout the world without geographic limitation, and accordingly that the non-competition agreement contained in this section shall apply without geographic limitation.

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                              Confidentiality

     3.1 Confidentiality. All written material (including but not limited to engineered designs, formulas, drawings, studies, reports, calculations, product designs, product specifications, engineering specifications, customer specifications, customers names and customer contacts) of any type pertaining to the business of Employer (the
  "Material"), the use or application of such Material, or other information with respect to customers of Employer, is confidential, and the sole and exclusive property of Employer without regard to authorship, and shall not be duplicated or removed from Employer's office except as required in connection with performance of Employee's duties hereunder. Upon termination of employment, Employee agrees to return all such Material and all copies thereof (including electronic documents and copies) to Employer and Employee shall not retain any copies (including electronic copies) thereof. Employee further agrees that the design and application of Employee's products is confidential and that during Employee's term of employment and during the non-competition period following termination of employment pursuant to
  Section 2 of this Agreement, not to divulge any confidential matters or confidential written material to any person not subject to a confidentiality agreement with Employer, except as may be legally required or required by a customer of Employer in connection with the customer's use of Employer's products.


                                Termination

     4.1     Termination by Employer.

         (a) Employer may terminate Employee's employment hereunder without cause or reason with thirty (30) days written notice of termination to Employee. Employer and Employee agree that in the event of any such termination, both parties will use reasonable efforts to determine a mutually acceptable continuing relationship (e.g., retention as an outside consultant).

         (b) If a mutually acceptable alternative agreement cannot be reached within sixty (60) days after termination, Employee shall receive as severance compensation for a period of one (1) year following termination, a lump sum annual payment in an amount equal to 90% of his then current base salary, plus dividends payable under share grants pursuant to the Employer's Stock Grant Plan, and the full range of Employer benefits.

     4.2 Termination  by Employee.    Employee may  terminate  Employee's
  employment hereunder upon thirty (30) days written notice to Employer.

     4.3 Termination on  Death of  Employee.   This Employment  Agreement
  shall terminate upon the death of Employee.

     4.4 Termination  by  Disability.   Employment  may  terminate  as  a
  result  of  Employee   becoming  permanently   disabled,  mentally   or
  physically, and unable to perform the duties hereunder. Employee shall be paid a minimum of six (6) months salary plus all other existing
  Employer disability  benefits  upon  such termination.    Employee  and
  Employer agree to binding arbitration in the event of disagreements regarding the meaning or intent of this clause.
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     4.5 Termination  by   Retirement.     Retirement  of   Employee   is
  anticipated at age 65.   Retirement prior  to age 65  may occur at  the
  option of Employee.   Retirement  after age 65  will be  at the  annual
  option of the  Board of Directors.   Retirement benefits  shall be  all
  normal benefits provided by the Company.  Severance benefits defined by
  Section 4.1(b) are not to be interpreted as retirement benefits.


                               Miscellaneous

     5.1 This Agreement and that certain Agreement of even date herewith between Employer and Employee regarding certain agreements effective upon a change-in-control (as defined therein) are the only agreements in force between Employer and Employee regarding the subject matter hereof and the same supersede all prior agreements.

     5.2 This Agreement may only be amended by written amendment signed by Employer and Employee.

     5.3 This Agreement shall be governed by the laws of the State of Texas.


                                     PEERLESS MFG. CO.

                                     ____________________________________
                                     CHAIRMAN
                                     BOARD OF DIRECTORS
                                     BY ORDER OF THE BOARD OF DIRECTORS


                                     EMPLOYEE

                                     ____________________________________
                                     Gilbert Darwyn Cornwell